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                                                                    EXHIBIT 99.1
[NTL Logo]


NTL Incorporated Announces Record Q1 Revenue and EBITDA

- Quarterly revenues of approximately 622 million pounds sterling ($907m), 6% increase from Q4 revenues of 586m pounds sterling ($853m)

- Quarterly EBITDA of approximately 86 million pounds sterling ($125m), 32% increase from Q4 EBITDA of 65 million pounds sterling ($93m)

New York, New York (May 8, 2001) - NTL Incorporated  (NYSE:  NLI; Nasdaq Europe:
NTLI) Commenting on the Company's performance, Barclay Knapp, CEO, said: "We are very proud of this quarter's financial results. Revenue and EBITDA for the quarter have exceeded our previously stated expectations and we are on track to meet or exceed our 2001 financial targets for Revenue (2,600 million pounds sterling) and EBITDA (385 million pounds sterling).

"Our efforts to derive efficiencies throughout the business from the combination with ConsumerCo are beginning to be reflected in our financial results. Our EBITDA margin improved from approximately 11% in Q4 2000 to 14% in Q1 2001 as a result of our efforts.

"We are pleased that, in line with our stated strategy of focusing on raising revenues from existing customers, ARPU increased in the first quarter as a result of migrating customers to digital TV, increasing prices and upselling additional products and services. We expect this trend to continue in the second quarter.

"During the first quarter we concentrated our efforts on converting our existing analog cable subscribers to digital and exploiting our existing assets. In addition to our improved financial performance, we ended the quarter with 48,000 incremental RGU's, 757,300 digital subscribers, 26,300 cable modem subscribers and 7,800 new customers in the UK and Ireland. We believe that we are well on our way to meet or exceed our 2001 targets of 1.25 million digital subscribers and 100,000 cable modem subscribers.

"As of the end of 2000, we had approximately 2.2 billion pounds sterling ($3.2b) of funding in place to support the continued growth of our businesses. Since then, we have raised or received commitments for over 1.0 billion pounds sterling ($1.4b) of additional capital. A portion of these funds have been used to reduce commitments under one of our existing credit lines."

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A detailed  analyst and  investor  presentation  of Q1 financial  and  operating results will be held on May 10th at 8:45am EDT (13:45 GMT) at the Sheraton New York Hotel & Towers. Analysts and investors can dial in to the presentation by calling 888-870-4543 in the United States or 706-679-3038 for international access or via a live audio webcast of the conference call on the company's website, www.ntl.com/investors. A slide presentation will also be available at our website during the conference call.


For more information contact

In the US:

Investor Relations:
John F. Gregg, Senior Vice President - Chief Financial Officer
Bret Richter, Vice President - Corporate Finance and Development
Tamar Gerber, Investor Relations
Tel: (001) 212 906 8440, or via e-mail at investor_relations@ntli.com

The Abernathy MacGregor Group  - Winnie Lerner, (001) 212 371 5999

In the UK:

Media:
Alison Kirkwood, Media Relations, +44 (0)1256 752 662 / 07788 186154
Malcolm Padley, Media Relations, +44 (0)01256 753408 / 07788 978199

Buchanan Communications - Richard Oldworth, Mark Edwards or Jeremy Garcia
Tel: +44 (0)20 7466 5000

Investor  Relations:
Virginia McMullan, +44 (0)207 909 2144, or via e-mail at investorrelations@ntl.com